BKD LLP                               312 Walnut Street, Suite 3000
                                                  P.O. Box 5367
                                                  Cincinnati, OH 45201-5367
                                                  513 621-8300  Fax 513 621-8345
            --------------------------------------------------------------------
                                                  bkd.com

            To the Audit Committee
                and the Board of Trustees
            Analysts Investment Trust
            Cincinnati, Ohio


            In planning and performing our audit of the financial statements of Analysts Investment Trust for the year ended July 31, 2003, we considered its internal control in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and not to provide assurance on internal control. Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employers in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation that we consider to be material weaknesses as defined above. A reportable condition involves matters coming to our attention relating to significant deficiencies in the design or operation of the internal control structure that, in our judgment, could adversely affect the organization's ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. During our audit, we noted the following reportable condition.

            LACK OF SEGREGATION OF DUTIES

            During our audit, we determined that the current accountant's activities and responsibilities create a lack of segregation of duties. The accountant has wire transfer capabilities, can record entries in the general ledger, and reconciles bank statements. In addition, the accountant processes shareholder statements on a quarterly basis. The most significant weaknesses were noted over the processing of shareholder transactions. To help mitigate the risk associated with the lack of segregation of duties, we recommend requiring dual signatures on all wire transfer requests. The second required signature should be an officer of the Trust. In addition, the shareholder statement preparation responsibility should be reassigned to an individual independent of the cash function. We also recommend implementing a supervisory review of all month end
SOLUTIONS   Bank reconciliations and a review of the monthly US Bank custody
FOR         statements. This review should focus on a search for and
SUCCESS     investigation of any significant and/or unusual items.

            This letter is intended solely for the information and use of the Audit Committee, the Board of Trustees and management of Analysts Investment Trust and is not intended to be and should not be used by anyone other than these specified parties.



                                                       /s/ BKD, LLP
                                                       ------------
            Cincinnati, Ohio
            August 26, 2003